SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):	July 7, 2006

Commission file number: 0-13888

CHEMUNG FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-123703-8 (I.R.S. Employer Identification No.)

One Chemung Canal Plaza, Elmira, NY 14901
 (Address of principal executive offices) (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Pursuant to the appointment of Ronald M. Bentley as President and Chief Operating Officer as set forth in Item 5.02 below, the compensation of Mr. Bentley has been established as follows: (1) base salary of $250,000; (2) signing bonus of $40,000 six months from date of hire; (3) stock grant of 1,000 shares of Chemung Financial Corporation 90 days after employment date; (4) stock grant of 1,000 shares of Chemung Financial Corporation 365 days after employment date; (5) company owned vehicle provided and taxed per IRS guidelines; (6) certain health, life and disability insurance benefits, on the same terms as other employees of the Company; (7) certain relocation benefits; and (8) eligibility to participate in the Company's 401(k) Plan and the Pension Plan, on the same terms as other employees of the Company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 7, 2006 the Board of Directors approved the appointment of Ronald M. Bentley as President and Chief Operating Officer. Jan P. Updegraff will continue to serve as Chief Executive Officer until April 18, 2007 and at that time, his role as Chief Executive Officer will be assumed by Mr. Bentley. In addition, Mr. Bentley will be appointed to the Board of Directors effective April 18, 2007. Effective June 7, 2006, Mr. Updegraff was appointed as Vice Chairman of the Board and David J. Dalrymple was named Chairman of the Board.

Mr. Bentley, 53, has served as President of Retail Banking for NBT Bank since August 2005. Prior to that, Mr. Bentley was the Executive Vice President of Sales and Administration for NBT Bank from November 2001 - August 2005. Prior to joining NBT, Mr. Bentley served as Executive Vice President and Director of Retail Banking at Premier National Bank in Lagrangeville, NY.

A copy of the press release announcing the appointments is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company's bylaws were amended to allow for a vice chairman of the board and to eliminate the requirement that the chairman of the board shall be the chief executive officer.

Item 9.01	Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 7, 2006

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

July 7, 2006	By: Jan P. Updegraff

/s/Jan P. Updegraff
President & Chief Executive Officer